EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. RECEIVES COURT APPROVAL
FOR THE PURCHASE OF KASPER A.S.L., LTD.

NEW YORK, NEW YORK --August 14, 2003 --Jones Apparel Group, Inc. (NYSE:JNY) today announced that the Bankruptcy Court has approved Jones Apparel Group's agreement to purchase Kasper A.S.L., Ltd. ("Kasper"). Jones Apparel Group will pay $204 million in cash for Kasper plus the assumption of pre-paid royalties projected to be $12.6 million at closing. The closing is anticipated by year-end and is subject to customary conditions including, but not limited to, expiration of the Hart-Scott-Rodino waiting period. Jones' purchase of Kasper is subject to a plan of reorganization by Kasper that will require, among other things, approval of the requisite majority of Kasper's creditors and confirmation by the Bankruptcy Court.

Peter Boneparth, Chief Executive Officer, Jones Apparel Group, commented, "This acquisition is a perfect strategic fit for us and is consistent with our branded, multi-product, multi-channel diversification strategy. Kasper's well-known brands including Kasper, Anne Klein, Albert Nipon and LeSuit are wonderful additions to our existing brand portfolio. Furthermore, with our ability to provide strong financial support, we believe these brands can continue to grow and prosper as part of Jones Apparel Group."

Mr. Boneparth added, "Our strategic vision for this acquisition is clear, and there is much work to be done between now and closing. We will continue to meet with the Kasper management team to exchange thoughts and ideas as they relate to the many market opportunities in front of us. The principal objective will be for our respective companies to prepare for the fourth quarter closing while remaining focused on serving our customers."

Wesley Card, Chief Operating and Financial Officer, Jones Apparel Group, stated, "The financial dynamics of the Kasper business and this transaction are also very compelling. Kasper's operating margins are now in the low double-digits, which we believe can be improved over time to a mid double-digit operating level. From a funding perspective, we will be utilizing cash on hand for the purchase price, resulting in a year-end net debt to total capitalization ratio of approximately 20%. In addition, from a liquidity standpoint and after funding this acquisition, we anticipate ending the year with over $350 million in cash and access to over $1.0 billion of available and committed bank credit facilities."

Mr. Card went on to say, "We anticipate this acquisition being accretive beginning in the second half of 2004, and consistent with our past practice, we will provide further guidance upon closing the transaction later this year. Further, we are reviewing the effect of Emerging Issues Task Force Bulletin #02-17 'Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination' on accretion levels during the first half of 2004."

Jones Apparel Group invites investors to listen to a broadcast of the Company's conference call discussing this acquisition. The call will be broadcast live over the Internet on Thursday, August 14, 2003 at 4:00 pm eastern time and can be accessed by visiting the investor relations web page at http://www.jny.com

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Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Polo Jeans Company licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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